Exhibit (a)(50)

IVY FUNDS

Ivy Global Strategic Income Fund

Establishment and Designation of Additional
Series of Shares of Beneficial Interest,
No Par Value Per Share

The undersigned, being at least a majority of the Trustees of Ivy Funds (the "Trust"), a voluntary association organized under an Agreement and Declaration of Trust dated December 21, 1983, as amended and restated December 10, 1992 (the "Declaration of Trust"), a copy of which document is on file in the office of the Secretary of the Commonwealth of Massachusetts, (i) having previously divided the shares of beneficial interest of the Trust into sixteen separate series, designated as Ivy Balanced Fund, Ivy Bond Fund, Ivy Cundill Global Value Fund, Ivy Dividend Income Fund, Ivy European Opportunities Fund, Ivy Global Natural Resources Fund, Ivy International Balanced Fund, Ivy International Core Equity Fund, Ivy International Growth Fund, Ivy Managed European/Pacific Fund, Ivy Managed International Opportunities Fund, Ivy Mortgage Securities Fund, Ivy Pacific Opportunities Fund, Ivy Real Estate Securities Fund, Ivy Small Cap Value Fund and Ivy Value Fund, hereby divide the shares of beneficial interest of the Trust into one additional series designated "Ivy Global Strategic Income Fund" ("Fund," and collectively with the other sixteen series of the Trust, the "Series"); and (ii) having established and designated the Fund as an additional Series of the Trust, there shall hereby be designated an unlimited number of authorized and unissued shares of beneficial interest of the Trust as (a) "Ivy Global Strategic Income Fund - Class A," (b) "Ivy Global Strategic Income Fund - Class B," (c) "Ivy Global Strategic Income Fund - Class C," (d) "Ivy Global Strategic Income Fund - Class E," (f) "Ivy Global Strategic Income Fund - Class I," (g) "Ivy Global Strategic Income Fund - Class Y," with the Fund and each of its classes of shares being subject to all provisions of the Declaration of Trust relating to shares of the Trust generally, and having the following special and relative rights:

A.
The Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended from time to time. Each share of beneficial interest, no par value per share, of the Fund shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of the Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to the Fund. The proceeds of sales of shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law. Each share of the Fund shall be entitled to receive its pro rata share of net assets of the Fund upon the Fund's liquidation. Upon redemption of a shareholder's shares, or indemnification for liabilities incurred by reason of a shareholder being or having been a shareholder of the Fund, such shareholder shall be paid solely out of the property of the Fund.

B.
Shareholders of the Fund shall vote separately as a Series on any matter to the extent required by applicable federal or state law. Shareholders of each class of the Fund shall have (i) exclusive voting rights with respect to matters on which the holders of each such class shall be entitled to exclusive voting rights under applicable federal or state law, and (ii) no voting rights with respect to matters on which the holders of another class of shares of the Fund or the holders of another Series (or class thereof) shall be entitled to exclusive voting rights under applicable federal or state law.

C.
The assets and liabilities of the Trust existing as of the end of the day immediately preceding the date on which the Registration Statement for the Fund becomes effective shall be allocated among the Series other than the Fund in accordance with Article III of the Declaration of Trust, and thereafter the assets and liabilities of the Trust shall be allocated among all Series and classes thereof in accordance with Article III of the Declaration of Trust, except as provided below:

	(1)
Costs incurred by the Trust on behalf of the Fund in connection with the organization, registration and public offering of shares of the Fund shall be allocated to the Fund and shall be amortized by the Fund in accordance with applicable law and generally accepted accounting principles.

	(2)	The Trust may from time to time in particular cases make specific allocations of assets or liabilities among the Series.

D.
The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Series (or class thereof) now or hereafter created, or to otherwise change the special and relative rights of any such Series (or class), provided that such change shall not adversely affect the rights of shareholders of that Series (or class).

E.
The dividends and distributions with respect to each class of shares shall be in such amount as may be declared from time to time by the Trust's Board of Trustees in accordance with the Declaration of Trust and applicable law.

F.	(1)
Each Class B share of the Fund, other than a share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares, shall be converted automatically, and without any action or choice on the part of the holder thereof, into and be reclassified as a Class A share of the Fund on the date that is the first business day following the last calendar day of the month in which the eighth anniversary date of the date of the issuance of such Class B share falls (the "Conversion Date") on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee or other charge;

	(2)
Each Class B share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares shall be segregated in a separate sub-account. Each time any Class B shares of the Fund in a shareholder's Fund account (other than those in the sub-account) convert to Class A shares of the Fund, a pro rata portion of the Class B shares then in the sub-account will also convert to Class A shares. The portion will be determined by the ratio that the shareholder's Class B shares converting to Class A share bears to the shareholder's total Class B shares not acquired through the reinvestment of dividends and distributions;

	(3)
The conversion of Class B shares into Class A shares may be suspended if (i) a ruling of the Internal Revenue Service to the effect that the conversion of Class B shares does not constitute a taxable event under Federal income tax law is revoked or (ii) an opinion of counsel on such tax matter is withdrawn or (iii) the Board of Trustees determines that continuing such conversions would have material, adverse tax consequences for the Fund or its shareholders; and

	(4)
On the Conversion Date, the Class B shares converted into Class A shares shall cease to accrue dividends and shall no longer be deemed outstanding and the rights of the holders thereof (except the right to receive the number of Class A shares into which the Class B shares have been converted and any declared but unpaid dividends to the Conversion Date) shall cease.

The undersigned hereby determine that the foregoing shall constitute an Amendment to the Declaration of Trust, effective as of the date that such Amendment to the Declaration of Trust is filed in the offices of the Commonwealth of Massachusetts.

Dated: February 13, 2008

/s/Jarold W. Boettcher	/s/Glendon E. Johnson, Jr.
Jarold W. Boettcher, as Trustee	Glendon E. Johnson, Jr., as Trustee

/s/James D. Gressett	/s/Eleanor B. Schwartz
James D. Gressett, as Trustee	Eleanor B. Schwartz, as Trustee

/s/Joseph Harroz, Jr.	/s/Michael G. Smith
Joseph Harroz, Jr., as Trustee	Michael G. Smith, as Trustee

/s/Henry J. Herrmann	/s/Edward M. Tighe
Henry J. Herrmann, as Trustee	Edward M. Tighe, as Trustee